EXHIBIT 99.1

GRUBHUB COMPLETES ACQUISITION OF EAT24

CHICAGO, Oct. 10, 2017 – Grubhub Inc. (NYSE: GRUB), the nation's largest food ordering company, today closed its previously announced acquisition of Eat24.

With approximately 75,000 great local restaurants available online or on the app, Grubhub has the most complete restaurant network for online pickup and delivery ordering in the United States. In conjunction with the acquisition, Grubhub and Yelp have also commenced a long-term partnership agreement, which will bring online ordering for all Grubhub restaurant partners to the Yelp local goods and services platform.

“Grubhub creates unmatched value for our restaurant partners and the best possible experience for diners,” said Matt Maloney, Grubhub CEO. “Eat24’s loyal diner base and extensive restaurant selection will satisfy more diners while driving more orders to restaurants and our drivers. We couldn’t be more excited about the Eat24 acquisition and Yelp partnership.”

With the close of the Eat24 deal, Grubhub has completed all three of the acquisitions discussed on its second quarter earnings call, including Foodler and OrderUp. In connection with these acquisitions, Grubhub has refinanced its existing credit facility with a new five-year, $350 million committed facility, consisting of a $125 million term loan and an expanded $225 million revolving credit facility.

Grubhub will discuss the financial and operational impacts of these transactions on its upcoming third quarter earnings call.

About Grubhub
Grubhub (NYSE: GRUB) is the nation's leading online and mobile takeout food-ordering marketplace with the most comprehensive network of restaurant partners and largest active diner base. Dedicated to moving eating forward and connecting diners with the food they love from their favorite local restaurants, the Company's platforms and services strive to elevate food ordering through innovative restaurant technology, easy-to-use platforms and an improved delivery experience. Grubhub is proud to work with approximately 75,000 restaurant partners in over 1,200 U.S. cities and London. The Grubhub portfolio of brands includes Grubhub, Seamless, Eat24, Foodler, AllMenus and MenuPages.

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Contacts

Dave Zaragoza

Corporate Finance & Investor Relations

ir@grubhub.com

Katie Norris

Press

press@grubhub.com